Exhibit 21

            Significant Subsidiaries of PSEG Energy Holdings L.L.C.

Subsidiary                                     Jurisdiction of Incorporation

PSEG Resources L.L.C.                                  New Jersey
Public Service Resources Corporation                   New Jersey
Resources Capital Management Corporation               New Jersey
PSEG Global L.L.C.                                     New Jersey
PSEG Global International Holdings L.L.C.               Delaware
PSEG Americas Ltd.                                       Bermuda
PSEG Global USA Inc.                                   New Jersey